EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-122223; and Form S-8 No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525 and No. 333-135122) and in the related prospectuses, as applicable, of Aradigm Corporation of our report dated March 2, 2007, with respect to the financial statements of Aradigm Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Palo Alto, California
March 27, 2007